The SCO Group, Inc. 355 South 520 West, Suite 250 Lindon, UT 84042 Tel: 801.765.4999 Fax: 801.765.1313

THE SCO GROUP ANNOUNCES STRATEGIC PLAN AND MANAGEMENT CHANGE

Lindon, Utah, October 16, 2009 – The SCO Group, Inc., (Pink Sheets: SCOXQ) a leading provider of UNIX® software technology, today announced a restructuring plan following an analysis of the company's operations and cost structure undertaken by Chapter 11 Trustee, Edward Cahn and his advisors.

The company expects to finalize details of the restructuring and to reach cash flow breakeven for core operations within the next month. The savings are a combination of non-workforce related changes and a modest reduction in SCO’s workforce.  As part of the restructuring, the company has eliminated the Chief Executive Officer and President positions and consequently terminated Darl McBride.  The current management team comprised of Chief Operating Officer, Jeff Hunsaker, Chief Financial Officer, Ken Nielsen and General Counsel, Ryan Tibbitts, will continue to work closely with the Chapter 11 Trustee and his advisors to implement the restructuring plan, move the intellectual property litigation forward with Boies, Schiller & Flexner, LLP and emerge from Chapter 11 bankruptcy.

The company is also looking to raise additional funding and sell non-core assets to bolster working capital.  These actions will allow the Trustee to preserve cash and the value of the business while enabling the Company to proceed with asset sales, pursue litigation against, among others, IBM and Novell, and to continue supporting SCO’s loyal UNIX customer base.

“These actions, while difficult, are essential to SCO becoming a more agile and efficient company, not just for this year, but for years to come,” said Mr. Hunsaker.  “This restructuring plan reinforces SCO’s ability to continue to sell and support its products while servicing the needs of our customers and partners on a worldwide basis through the stabilization of our financial situation.”

Forward Looking Statements
The statements contained in this press release regarding (1) the Company’s plan of reorganization and (2) the Company’s financing efforts are forward-looking statements and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to risks and uncertainties. We wish to advise readers that a number of important factors could cause actual results to differ materially from historical results or those anticipated in such forward-looking statements. These factors include, but are not limited to, outcomes and developments of our restructuring plan,outcomes and developments of our Chapter 11 case, court rulings in our bankruptcy proceedings, the impact of the bankruptcy proceedings on our other pending litigation, and our cash balances and available cash. These and other factors that could cause actual results to differ materially from those anticipated are discussed in more detail in the Company’s periodic and current filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the fiscal year ended October 31, 2008, as amended, and future filings with the SEC. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.

The SCO Group, Inc. 355 South 520 West, Suite 250 Lindon, UT 84042 Tel: 801.765.4999 Fax: 801.765.1313

About SCO
The SCO Group (SCOXQ.PK) is a leading provider of UNIX software technology. Headquartered in Lindon, Utah, SCO has a worldwide network of resellers and developers. SCO Global Services provides reliable localized support and services to partners and customers. For more information on SCO products and services, visit www.sco.com. SCO and the associated logos are trademarks or registered trademarks of The SCO Group, Inc. in the U.S. and other countries.

SOURCE SCO Group

http://www.sco.com